UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 30, 2012

Radian Group Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-11356	23-2691170
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1601 Market Street, Philadelphia, Pennsylvania	19103
(Address of Principal Executive Offices)	(Zip Code)

(215) 231 - 1000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions  (see  General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)       On May 18, 2012, Radian Group Inc. (the “Company”) disclosed certain planned changes to its executive compensation program related to the 2012 long-term incentive awards for the Company’s named executive officers (the “2012 LTI Awards”).  Among other things, the Company disclosed that the grant date fair value of the 2012 LTI Award for each named executive officer will be at least 20% less than the 2011 long-term incentive award for such officer, as reported in the 2011 Summary Compensation Table filed with the Company’s most recent proxy statement.

            In order to implement the planned changes discussed above, on May 30, 2012, Sanford A. Ibrahim, the Company’s Chief Executive Officer, waived with respect to his 2012 LTI Award, the provision of his employment agreement dated April 5, 2011 that provides that his annual target level of long-term incentive compensation will not be less than $3.15 million (3.5 times his current base salary).  As part of this waiver, Mr. Ibrahim agreed that the grant date fair value of his 2012 LTI Award would be approximately $2.45 million, an amount that is 20% less than the grant date fair value of his 2011 long-term incentive award.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.
(Registrant)

Date:	June 1, 2012	By:	/s/ Edward J. Hoffman
Edward J. Hoffman
General Counsel and Corporate Secretary